Exhibit 107

Calculation of Registration Fee

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Class A units representing limited liability company interests	$750,000,000	$82,650

(1)	Calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended.